CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I consent to the inclusion or incorporation by reference of our report for CTI Diversified Holdings, Inc. (formerly Unique Bagel Co., Inc.), dated March 1, 2000, which appears on page 1 of the financial statements for December 31, 1998 and 1999 in any SEC filings of CTI Diversified Holdings, Inc.



/s/ Robert J. Bliss, C.P.A.
Robert J. Bliss, C.P.A.
Chula Vista, California


February 6, 2001